                                                                    EXHIBIT 99.1

OFFER TO PURCHASE

                               BELL SPORTS CORP.

 OFFER TO PURCHASE FOR CASH UP TO $62.5 MILLION AGGREGATE PRINCIPAL AMOUNT OF
            ITS 4 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2000

 THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 29, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE"). HOLDERS OF DEBENTURES MUST TENDER THEIR DEBENTURES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE THE TENDER OFFER CONSIDERATION (AS DEFINED). TENDERED DEBENTURES MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE.

  Bell Sports Corp., a Delaware corporation (the "Company" or "Bell Sports"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the accompanying Letter of Transmittal (the "Letter of Transmittal") hereby offers to purchase (the "Tender Offer") up to $62.5 million aggregate principal amount of its 4 1/4% Convertible Subordinated Debentures due 2000 (each, a "Debenture" and collectively, the "Debentures") for a cash purchase price of $890 per $1,000 principal amount of Debentures, plus accrued and unpaid interest from May 15, 1998 up to, but not including, the date of payment (the "Tender Offer Consideration"). The last reported sale price of the Debentures on the Nasdaq Small Cap Market ("NASDAQ") on June 29, 1998 was $855 per $1,000 principal amount.

                               ----------------

  SEE "CERTAIN CONSIDERATIONS" AND "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" FOR DISCUSSIONS OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING THE TENDER OFFER.

                               ----------------

  The Tender Offer is being made in connection with, and the Company's obligation to accept for purchase and to pay for Debentures validly tendered pursuant to the Tender Offer is conditioned upon, (i) consummation of the merger of HB Acquisition (as defined) with and into the Company, with the Company continuing as the surviving corporation, (ii) completion of a note offering by Bell Sports, Inc., a wholly-owned subsidiary of the Company (the "Subsidiary"), (iii) entry into a new senior credit facility by the Subsidiary (the "New Credit Facility") in an amount, together with other funds available to the Company, sufficient to fund amounts payable in connection with the Merger (as defined), (iv) Debentures in an amount not less than $35.0 million aggregate principal amount being tendered in the Tender Offer (the "Minimum Tender Amount"), and (v) satisfaction of the General Conditions (as defined). If the conditions of the Tender Offer are satisfied, holders of Debentures who validly tender their Debentures prior to 5:00 P.M., New York City time, on July 29, 1998, unless extended, will receive the Tender Offer Consideration.

  The Company will accept for purchase up to $62.5 million aggregate principal amount of the Debentures; if Debentures having an aggregate principal amount in excess of $62.5 million are tendered, the Company will purchase $62.5 million aggregate principal amount, pro rata in an amount per Holder (as defined) equal to (i) a fraction the numerator of which is such Holder's total principal amount of Debentures tendered and the denominator of which is the total principal amount of Debentures tendered, multiplied by (ii)
$62.5 million ("Pro Rata Acceptance").

                               ----------------

  Any questions or requests for assistance may be directed to Donaldson, Lufkin & Jenrette Securities Corporation, which is acting as dealer manager for the Tender Offer (the "Dealer Manager") at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for copies of the Tender Offer materials should be directed to Georgeson & Company, Inc., which is acting as information agent for the Tender Offer (the "Information Agent"), at the address and telephone number set forth on the back cover of this Offer to Purchase or to a Holder's broker, dealer, commercial bank or trust company. None of the Company, the Dealer Manager, the Information Agent, the Trustee (as defined) or the Depositary (as defined) makes any recommendation as to whether or not Holders should tender any or all of their Debentures. Holders must make their own decision as to whether to tender Debentures pursuant to the Tender Offer and, if so, the principal amount of Debentures to tender.

                  The Dealer Manager for the Tender Offer is:

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                                 JUNE 30, 1998

  Subject to applicable securities laws and the terms set forth in the Offer to Purchase, the Company reserves the right (i) to terminate the Tender Offer,
(ii) to waive any and all unsatisfied conditions to the Tender Offer, (iii) to extend the expiration date of the Tender Offer, or (iv) to otherwise amend the Tender Offer in any respect. Any such waiver, extension or amendment may be made by press release or such other means of announcement as the Company deems appropriate subject to compliance with applicable laws.

                             IMPORTANT INFORMATION

  THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

  In order to validly tender Debentures in the Tender Offer, a holder of Debentures (each, a "Holder" and collectively, the "Holders") should, on or prior to the Expiration Date, deliver to Harris Trust and Savings Bank (the "Depositary") at the address set forth on the back cover of this Offer to Purchase a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message (as defined), and any other documents required by the instructions to such Letter of Transmittal, together with the Debentures (or such Debentures must be transferred pursuant to the procedures for book-entry transfer described therein and a confirmation of such book-entry transfer, including an Agent's Message, must be received by the Depositary, in either case prior to the Expiration Date). IF A HOLDER DOES NOT DELIVER SUCH DOCUMENTS ON OR PRIOR TO THE EXPIRATION DATE, THE HOLDER WILL NOT BE ELIGIBLE TO RECEIVE THE TENDER OFFER CONSIDERATION.

  Any beneficial owner whose Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Debentures should contact promptly such registered Holder. See "The Tender Offer--Procedures for Tendering Debentures--Proper Tender of Debentures" and the Letter of Transmittal.

  The Depositary and the Depository Trust Company ("DTC") have confirmed that the Tender Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Tender Offer by causing DTC to transfer Debentures to the Depositary in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Depositary for its acceptance. The Depositary will establish an account with respect to the Debentures at DTC for purposes of the Tender Offer, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Debentures by causing DTC to transfer such Debentures into the Depositary's account at DTC in accordance with DTC's procedure for such transfer. Although tenders of Debentures may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, must, in any case, be transmitted to and received by the Depositary at the address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date or the Holder must comply with the guaranteed delivery procedures described herein. See "The Tender Offer--Procedures for Tendering Debentures."

  THE METHOD OF DELIVERY OF DEBENTURES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AN AGENT'S MESSAGE TRANSMITTED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSON TENDERING DEBENTURES AND DELIVERING THE LETTER OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY ON OR PRIOR TO SUCH DATE.

  Tendering Holders will not be obligated to pay any fees to the Dealer Manager, the Information Agent or the Depositary.

  THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER WOULD BE UNLAWFUL, AND THE TENDER OFFER IS NOT MADE TO, AND TENDERS WILL NOT BE ACCEPTED FROM, HOLDERS OF DEBENTURES IN STATES IN WHICH THE TENDER OFFER OR ACCEPTANCE THEREOF WOULD CONSTITUTE A VIOLATION OF THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION. IN ACCORDANCE WITH VARIOUS STATE SECURITIES LAWS APPLICABLE TO THE TENDER OFFER WHICH REQUIRE THE TENDER OFFER TO BE MADE TO THE PUBLIC BY A LICENSED BROKER OR DEALER, THE TENDER OFFER IS HEREBY MADE TO THE HOLDERS OF DEBENTURES RESIDING IN EACH SUCH STATE BY THE DEALER MANAGER ON BEHALF OF THE COMPANY.

  NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER THE HOLDER SHOULD TENDER DEBENTURES PURSUANT TO THE TENDER OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION THEREWITH, OTHER THAN THOSE CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other documents and information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other documents and information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and from the Commission's Web Site located at http://www.sec.gov. The Debentures are listed on NASDAQ. Such reports, proxy statements and other documents and information concerning the Company are also available for inspection at the offices of the Nasdaq Stock Market Report Section at 1735 K Street, N.W., Washington, D.C. 20006. Copies of the Indenture (as defined) pursuant to which the Debentures were issued are also available from the Company upon request. Requests for such copies should be directed to the Company, 6350 San Ignacio Avenue, San Jose, California 95119, attention:
Ms. Sondra L. Lehman, Assistant Secretary, telephone number (888) 534-9500.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents of the Company have been filed with the Commission and are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended June 28, 1997; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended September 27, 1997, December 27, 1997 and March 28, 1998; and (iii) the Company's Current Reports on Form 8-K filed with the Commission on February 23, 1998 and April 9, 1998. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Expiration Date shall be deemed to be incorporated by reference into this Offer to Purchase and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

  The Company will provide without charge to each person, including any beneficial owner to whom this Offer to Purchase has been delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to the Company, 6350 San Ignacio Avenue, San Jose, California 95119, attention: Ms. Sondra L. Lehman, Assistant Secretary, telephone number (888) 534-9500.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
IMPORTANT INFORMATION.....................................................   i
AVAILABLE INFORMATION.....................................................  ii
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................  ii
FORWARD-LOOKING STATEMENTS................................................ iii
SUMMARY...................................................................   1
CERTAIN CONSIDERATIONS....................................................   6
THE COMPANY...............................................................   8
THE DEBENTURES............................................................   8
MARKET AND TRADING INFORMATION............................................   9
SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND
 BALANCE SHEET INFORMATION................................................  10
BACKGROUND AND PURPOSE OF THE TENDER OFFER................................  13
  Background..............................................................  13
  Purpose.................................................................  13
THE TENDER OFFER..........................................................  13
  Principal Terms of the Tender Offer.....................................  13
  Conditions of the Tender Offer..........................................  14
  Expiration Date; Extension; Termination; Amendments.....................  15
  Acceptance of Debentures for Purchase; Payment for Debentures; Maximum
   Tender Amount and Pro Rata Acceptance..................................  16
  Procedures for Tendering Debentures.....................................  17
  Backup Federal Income Tax Withholding...................................  20
  Withdrawal of Tenders; Absence of Appraisal Rights......................  20
  Dealer Manager..........................................................  20
  Depositary..............................................................  21
  Information Agent.......................................................  21
  Miscellaneous...........................................................  21
FEES AND EXPENSES.........................................................  21
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................  22
  Sales of Debentures Pursuant to the Tender Offer........................  22
  Backup Withholding......................................................  23
  Information Reporting...................................................  23

                          FORWARD-LOOKING STATEMENTS

  The Company cautions readers that, in addition to the historical information included or incorporated herein by reference, this Offer to Purchase includes certain "forward-looking statements" that are based on management's beliefs as well as on assumptions made by and information currently available to management. When used herein, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions are intended to identify such forward-looking statements. However, this Offer to Purchase also contains or incorporates herein by reference other forward-looking statements. Such forward-looking statements involve known and unknown risks, including, but not limited to, economic and market conditions, competitive activities or other business conditions, dependence on key customers, fluctuations in sales or working capital, weather conditions, consumer spending levels and results of pending litigation, including product liability claims. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied from such forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase. Many of the statements in this Offer to Purchase are forward-looking in nature and, accordingly, whether they prove to be accurate is subject to many risks and uncertainties. See "Certain Considerations" and "Forward-Looking Statements." References to the Company's "fiscal year" are to the 52-week or 53-week period ending on the Saturday closest to the last day of June. All brand names referred to in this Offer to Purchase are registered trademarks of Bell Sports or its subsidiaries.

                                  THE COMPANY

DESCRIPTION                  Bell Sports is the leading manufacturer and
                             marketer of bicycle helmets worldwide and a leading supplier of a broad line of bicycle accessories in North America. The Company is also a leading supplier of auto racing helmets and a supplier of bicycle accessories worldwide.
                             Recently, the Company began marketing in-line skating, snowboard, snow skiing and water sport helmets. The Company markets its helmets under the widely recognized BELL and GIRO brand names, and its accessories under such leading brands as BELL, BLACKBURN, RHODE GEAR, VISTALITE, COPPER
                             CANYON CYCLING and SPOKE-HEDZ. Bell Sports is a leading supplier of bicycle helmets and accessories to mass merchants, independent bicycle dealers, sporting goods retailers and mail order catalog businesses, and markets products across all price points.

                   BACKGROUND AND PURPOSE OF THE TENDER OFFER

BACKGROUND                   In February 1998, HB Acquisition Corporation, a
                             Delaware corporation ("HB Acquisition"), an affiliate of Harvard Private Capital Holdings,
                             Inc. ("Harvard Private Capital") and Brentwood
                             Associates Buyout Fund II, L.P. ("Brentwood" and together with Harvard Private Capital, the "Investors"), and the Company entered into a merger agreement (as amended in April 1998, the "Merger Agreement"), which provides for the merger of HB Acquisition with and into the Company, with the Company continuing as the surviving corporation (the "Merger" and together with the Tender Offer and the related financings, the "Transactions"). Consummation of the Merger is subject to obtaining the requisite vote of the Company's stockholders and satisfaction of the conditions set forth in the Merger Agreement. The stockholders meeting at which the vote on the Merger will be held is scheduled for August 11, 1998. Pursuant to the terms of the Merger
                             Agreement, as of the effective time of the Merger
                             (the "Effective Time"), each share of common stock, $.01 par value, of the Company (the
                             "Common Stock") (other than (i) shares of Common
                             Stock held by HB Acquisition or shares of Common
                             Stock held directly or indirectly by the Company, which shares will be canceled and (ii) shares of Common Stock held by persons perfecting appraisal rights) will be converted into the right to receive $10.25 in cash. In addition, in connection with the Merger, it is anticipated that immediately prior to the Effective Time, CB
                             Capital Investors, L.P. will exchange shares of Common Stock worth approximately $5.0 million
                             (valued at the $10.25 per share merger
                             consideration) with HB Acquisition, and receive, in consideration thereof, equity of HB
                             Acquisition.

                             In connection with the Merger and prior to the Effective Time, it is anticipated that Harvard Private Capital and Brentwood will invest an aggregate of up to $65.0 million in common and preferred equity in the Company, and thereby will collectively own a majority of the voting equity of the Company and have the ability to elect a majority of the directors and exert significant influence on the Company.

                             Concurrently with the consummation of the Merger, the Company expects that there will be private placements, which will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), of notes of the Company (the "Company Notes") and the Subsidiary (the "Subsidiary Notes" and together with the Company Notes, the "Notes"). The Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. All proceeds from the offering of the Notes and borrowings under the New Credit Facility will rank senior or effectively be senior in right of payment to the Debentures. The Company is not seeking the tender of all outstanding Debentures to avoid the Debentures being delisted from NASDAQ.

                             In connection with the Merger, the Company is not obligated to tender for or otherwise repurchase the Debentures, and consummation of the Tender Offer is not a condition of the Merger. After consummation of the Merger, the Debentures (i) will no longer be convertible into shares of Common Stock and (ii) if converted, would entitle the Holder to receive cash in an amount equal to $189.60 per $1,000 principal amount of Debentures.

PURPOSE The purpose of the Tender Offer is to enable the Company to reduce the amount of debt that becomes due on November 15, 2000 from approximately $86.3 million to approximately $23.8 million and to provide greater flexibility in managing its operations and financing its business after the recapitalization of the Company in connection with the Merger.

                                THE TENDER OFFER

SECURITIES TENDERED          4 1/4% Convertible Subordinated Debentures due
                             2000

CUSIP NO.                    077903AA0

AGGREGATE PRINCIPAL AMOUNT   $86,250,000
 OUTSTANDING

EXPIRATION DATE              The Tender Offer will expire at 5:00 p.m., New
                             York City time, on July 29, 1998 (unless extended by the Company in its sole discretion or earlier terminated).

TENDER OFFER CONSIDERATION   The Company is offering, upon the terms and
                             subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal, to purchase up to $62.5 million aggregate principal amount of outstanding
                             Debentures (the "Maximum Tender Amount") for a cash purchase price of $890 per $1,000 principal amount, plus accrued and unpaid interest from May
                             15, 1998 up to, but not including, the date of payment. The Debentures were issued pursuant to the terms of an indenture dated November 15, 1993, between Harris Trust Savings Bank, as trustee (the "Trustee"), and the Company (the
                             "Indenture") in an aggregate principal amount of approximately $86.3 million, of which the full amount is outstanding as of the date hereof.

ACCEPTANCE OF DEBENTURES     Promptly after the Expiration Date, the Company
 FOR PURCHASE; PAYMENT FOR   will, subject to the satisfaction or waiver of
 DEBENTURES; PRO RATA        all relevant conditions, accept for purchase, and
 ACCEPTANCE                  pay for, Debentures validly tendered and not
                             withdrawn under the Tender Offer on or prior to the Expiration Date; provided, however, that if more than the Maximum Tender Amount of Debentures has been tendered, the Company will purchase the Maximum Tender Amount on a Pro Rata Acceptance basis.

WITHDRAWAL OF TENDERS;       Tenders of Debentures may be withdrawn on or
 ABSENCE OF APPRAISAL        prior to the Expiration Date. In order to be
 RIGHTS                      effective, withdrawals of Debentures must comply
                             with the respective procedures therefore described under "The Tender Offer--Withdrawal of Tenders; Absence of Appraisal Rights." Tenders of any Debentures may also be withdrawn if the Tender Offer is terminated without any such Debentures being purchased thereunder or as otherwise provided herein. In the event of any termination of the Tender Offer, the Debentures tendered pursuant to the Tender Offer will be returned promptly to the tendering Holder. There are no appraisal or other similar statutory rights available to Holders in connection with the Tender Offer.

CONDITIONS                   The Tender Offer is being made in connection
                             with, and the Company's obligation to accept for purchase, and to pay for, Debentures validly tendered pursuant to the Tender Offer is conditioned upon, (i) consummation of the Merger,
                             (ii) completion of an offering of the Subsidiary
                             Notes, (iii) entry into the New Credit

                             Facility by the Subsidiary in an amount, together with other funds available to the Company, sufficient to fund amounts payable in connection with the Merger, (iv) Debentures in an amount not less than the Minimum Tender Amount being tendered in the Tender Offer, and
                             (v) satisfaction of the General Conditions.

AMENDMENT; WAIVER            If the Company makes a material change in the
                             terms of the Tender Offer or in the information concerning the Tender Offer or if the Company waives a material condition of the Tender Offer, the Company will disseminate additional Tender
                             Offer materials and will extend the applicable
                             Tender Offer, in each case to the extent required by law. Any amendment applicable to the Tender
                             Offer will apply to all Debentures tendered pursuant to the Tender Offer.

HOW TO TENDER                In order to validly tender Debentures in the
                             Tender Offer, a Holder should, on or prior to the Expiration Date, deliver to the Depositary at the address set forth on the back cover of this Offer to Purchase a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message, and any other documents required by the instructions in the Letter of Transmittal, together with such Debentures or such Debentures must be transferred pursuant to the procedures for book-entry transfer described therein and a confirmation of such book-entry transfer, including an Agent's Message, must be received by the Depositary, in either case on or prior to the Expiration Date.

GUARANTEED DELIVERY          A Holder who desires to tender Debentures and who
                             cannot comply with the procedures set forth herein on a timely basis or whose Debentures are not immediately available may tender such Debentures by following the procedures for guaranteed delivery set forth herein. See "The
                             Tender Offer--Procedures for Tendering
                             Debentures--Guaranteed Delivery" and the Letter of Transmittal.

SPECIAL PROCEDURES FOR       Any beneficial owner whose Debentures are
 BENEFICIAL OWNERS           registered in the name of a broker, dealer,
                             commercial bank, trust company or other nominee and who wishes to tender Debentures should contact promptly such registered Holder. See "The
                             Tender Offer--Procedures for Tendering
                             Debentures--Proper Tender of Debentures" and the Letter of Transmittal.

CERTAIN CONSEQUENCES OF NOT  . Market and Trading Information. The trading
 TENDERING                   market for Debentures not tendered in response to
                             the Tender Offer is likely to be significantly more limited, due to the significant reduction in the amount of Debentures outstanding. The last reported sale price of the Debentures on NASDAQ on June 29, 1998 was $855 per $1,000 principal amount. See "Certain Considerations--Market and
                             Trading Information" and "The Debentures--Trading in the Debentures."

                             . Subordination. All of the Notes and borrowings under the New Credit Facility will rank senior or effectively be senior in right of payment to the Debentures. The Debentures will be, or will be structurally, junior to all creditors of the Company's direct and indirect subsidiaries, including the holders of the Notes and the lenders under the New Credit Facility. As of March 28, 1998, the Company had approximately $3.2 million of indebtedness ranking structurally senior to the Debentures. On a pro forma basis, after giving effect to the Transactions, assuming the Maximum Tender Amount is purchased, as of March 28, 1998, the Debentures not purchased in the Tender Offer would be junior, or structurally junior, to approximately $154.6 million of indebtedness. See "Certain Considerations-- Subordination."

                             . Substantial Leverage. The Company and the
                             Subsidiary will incur substantial indebtedness in connection with the Merger. If unable to make scheduled payments, the Company and the Subsidiary may be required to refinance all or a portion of their indebtedness, including the Debentures, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any such sales of assets or additional financing could be achieved. As of March 28, 1998, the Company had approximately $89.5 million of indebtedness outstanding and $123.6 million of stockholders' equity. As of March 28, 1998, on a pro forma basis, after giving effect to the Transactions, assuming the Maximum Tender Amount is purchased, the Company would have had $178.4 million of indebtedness and $18.4 million of stockholders' equity. See "Certain Considerations--Substantial Leverage."

                             . Loss of Conversion and Anti-Dilution
                             Rights. The Debentures are currently convertible into shares of Common Stock. The conversion feature is protected by certain anti-dilution provisions. After consummation of the Merger, the Debentures will no longer be convertible into shares of Common Stock, but will be convertible into cash in an amount equal to $189.60 per $1,000 principal amount of Debentures. See "Certain Considerations--Loss of Conversion and Anti-Dilution Rights."

BROKERAGE COMMISSION         No brokerage commissions are payable by Holders
                             to the Dealer Manager, the Trustee, the
                             Information Agent, the Company or the Depositary.

DEALER MANAGER               The Company has retained DLJ to act as the dealer
                             manager in connection with the Tender Offer. In its capacity as the dealer manager, DLJ may contact Holders regarding the Tender Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Debentures.

DEPOSITARY                   The Depositary for the Tender Offer is Harris
                             Trust and Savings Bank.

INFORMATION AGENT            The Information Agent for the Tender Offer is
                             Georgeson & Company, Inc.

                            CERTAIN CONSIDERATIONS

  In deciding whether to participate in the Tender Offer, each Holder should consider carefully, in addition to the other information contained or incorporated by reference herein, the following:

MARKET AND TRADING INFORMATION

  The Debentures are currently listed for quotation on NASDAQ. Although the Company expects the Debentures to continue to be listed for quotation on NASDAQ, to the extent that Debentures are tendered and accepted for payment in the Tender Offer, the trading market for Debentures that remain outstanding will be significantly more limited, which is likely to adversely affect the liquidity of the Debentures. If Debentures in an aggregate principal amount equal to the Maximum Tender Amount are purchased in the Tender Offer, only $23.8 million aggregate principal amount of Debentures will remain outstanding. If Debentures in an aggregate principal amount equal to the Minimum Tender Amount are purchased in the Tender Offer, only $51.3 million aggregate principal amount of Debentures will remain outstanding. An issue of securities with a smaller float may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for Debentures that are not tendered or not purchased in the Tender Offer may be adversely affected to the extent that the amount of the Debentures purchased pursuant to the Tender Offer reduces the float. The reduced float also will tend to make the trading prices of the Debentures that are not tendered or purchased more volatile. As a result, there can be no assurance that there will be any active trading market for the Debentures after consummation of the Tender Offer.

SUBORDINATION

  In connection with the Merger, it is expected that the Subsidiary will enter into the New Credit Facility and the Company and the Subsidiary will issue notes, each of which will constitute significant additional indebtedness. All proceeds from the Notes and borrowings under the New Credit Facility will rank senior or effectively be senior in right of payment to the Debentures. The Debentures will be, or will be structurally, junior to all creditors of the Company's direct and indirect subsidiaries, including the holders of the Notes and the lenders under the New Credit Facility. As of March 28, 1998, the Company had approximately $3.2 million of indebtedness ranking structurally senior to the Debentures. On a pro forma basis, after giving effect to the transactions as of March 28, 1998, assuming the Minimum Tender Amount and the Maximum Tender Amount, respectively, the Debentures not purchased in the Tender Offer would have been junior, or structurally junior, to approximately $129.7 and $154.6 million of indebtedness.

  The ability of the Company and the Subsidiary to comply with the conditions in the Indenture, the Notes indentures and the New Credit Facility may be affected by events that are beyond their control. The breach of any such conditions could result in a default under the Indenture, the Notes indentures or the New Credit Facility, and in the event of any such default, could result in acceleration of the debt outstanding thereunder. All such outstanding debt would be required to be repaid in full before any payments could be made on the Debentures. There can be no assurance that the assets of the Subsidiary and the other subsidiaries of the Company would be sufficient to repay all such outstanding debt and repay the Debentures.

  The Company does not have, and may not in the future have, any assets other than the stock of its subsidiaries. Because the Company is a holding company, the holders of the Debentures are structurally junior to all creditors of the Company's subsidiaries.

SUBSTANTIAL LEVERAGE

  The Company expects to incur substantial indebtedness in connection with the Merger. As of March 28, 1998, the Company had $89.5 million of indebtedness outstanding and $123.6 million of stockholders' equity. As of March 28, 1998, on a pro forma basis, after giving effect to the Transactions, assuming the Minimum Tender Amount and the Maximum Tender Amount, respectively, the Company would have had $181.0 and

$178.4 million of indebtedness and $16.8 and $18.4 million of stockholders' equity. The Company's debt service obligations could have important consequences to the Holders, including the following: (i) a substantial portion of the Company's cash flow available from operations after satisfying certain liabilities arising in the ordinary course of business will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds that would otherwise be available to the Company, including for acquisitions and future business opportunities; (ii) the Company's ability to obtain additional financing in the future may be limited;
(iii) certain of the Company's borrowings (including, but not limited to, the amounts borrowed under the New Credit Facility) may be at variable rates of interest, which could cause the Company to be vulnerable to increases in interest rates; (iv) the Company's flexibility in planning for, or reacting to, changes in its business and the industry may be limited; (v) the Company's higher degree of leverage may make it vulnerable to economic downturns and competitive pressures; and (vi) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements or force it to modify its operations.

  The ability of the Company and the Subsidiary to make scheduled payments of the principal of, or to pay interest on, or to refinance its indebtedness (including the Debentures) depends on its future performance, which is subject to economic, financial, competitive and other factors beyond its control. If unable to make scheduled payments, the Company and the Subsidiary may be required to refinance all or a portion of their indebtedness, including the Debentures, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any such sales of assets or additional financing could be achieved.

LOSS OF CONVERSION AND ANTI-DILUTION RIGHTS

  Each Debenture is currently convertible into shares of Common Stock. The conversion feature is protected by certain anti-dilution provisions. After consummation of the Merger, the Debentures (i) will no longer be convertible into shares of Common Stock and the anti-dilution provisions will no longer apply and (ii) if converted, would entitle the Holder to receive cash in an amount equal to $189.60 per $1,000 principal amount of Debentures.

PRO RATA ACCEPTANCE

  The Company will purchase Debentures in the Tender Offer up to an aggregate principal amount equal to the Maximum Tender Amount. To the extent that the aggregate principal amount of the Debentures tendered exceeds the Maximum Tender Amount, the Company will purchase the tendered Debentures on a Pro Rata Acceptance basis. There can be no assurance, therefore, that all of a tendering Holder's tendered Debentures will be purchased by the Company pursuant to the Tender Offer.

CERTAIN BANKRUPTCY CONSIDERATIONS

  Any payments made to Holders in consideration for their Debentures may also be subject to challenge as a preference if such payments: (a) are made within 90 days of a bankruptcy filing by the Company (or within one year in the case of Holders who are determined to be insiders of the Company); (b) are made when the Company is insolvent; and (c) permit the Holders to receive more than they otherwise might receive in a liquidation under applicable bankruptcy laws. If such payments were deemed to be a preference, the full amount of such payments could be recovered by the Company as a debtor in possession or by the Company's trustee in bankruptcy, and the Holder would be entitled to assert claims in respect of the Debentures against the Company in its reorganization or bankruptcy case. The Company does not believe that it is currently insolvent, will be insolvent after giving effect to the Transactions or will be insolvent within one year, although for purposes of the preference laws described above, the Company would be presumed insolvent for the 90 days preceding a bankruptcy or reorganization case.

                                  THE COMPANY

  Bell Sports is the leading manufacturer and marketer of bicycle helmets worldwide and a leading supplier of a broad line of bicycle accessories in North America. The Company is also a leading supplier of auto racing helmets and a supplier of bicycle accessories worldwide. Recently, the Company began marketing in-line skating, snowboard, snow skiing and water sport helmets. The Company markets its helmets under the widely recognized BELL and GIRO brand names, and its accessories under such leading brands as BELL, BLACKBURN, RHODE GEAR, VISTALITE, COPPER CANYON CYCLING and SPOKE-HEDZ. Bell Sports is a leading supplier of bicycle helmets and accessories to mass merchants, independent bicycle dealers, sporting goods retailers and mail order catalog businesses and markets products across all price points. The principal executive offices of the Company are located at 6350 San Ignacio Avenue, San Jose, California 95119.

                                THE DEBENTURES

  The following summary of the Debentures does not purport to be complete and is qualified in its entirety by reference to the Indenture. The Company issued $86,250,000 aggregate principal amount of Debentures in November 1993, all of which is currently outstanding. In connection with the Merger, the Company is not obligated to tender for or otherwise repurchase the Debentures. The Debentures or portions thereof are convertible at the option of the Holder at any time on or prior to the close of business on the maturity date into fully paid, non-assessable shares of Common Stock, at a conversion price per share of Common Stock of $54.06 (subject to adjustment). After consummation of the Merger, the Debentures (i) will no longer be convertible into shares of Common Stock and the anti-dilution provisions will no longer apply and (ii) if converted, would entitle the Holder to receive cash in an amount equal to $189.60 per $1,000 principal amount of Debentures.

  Although the Company does not presently intend to redeem the Debentures, the Debentures are redeemable at the option of the Company, in whole or in part, at any time after November 15, 1996, and prior to maturity, in accordance with the terms of the Debentures and the Indenture. If the Company were to redeem the Debentures in the twelve-month period commencing November 15, 1997, the redemption price to be paid would be 101.82% of the principal amount thereof, declining to 101.21% of the principal amount thereof for the twelve-month period commencing November 15, 1998, declining to 100.61% of the principal amount thereof for the twelve-month period commencing November 15, 1999 (in each case, together with accrued and unpaid interest to the redemption date). In addition, from time to time after the Merger, the Company may repurchase additional Debentures in open market transactions or otherwise.

                        MARKET AND TRADING INFORMATION

  The Debentures are currently listed on NASDAQ. The following table sets forth, for the fiscal quarters indicated, the low and high closing prices for the Debentures. Although the Company expects the Debentures to continue to be listed for quotation on NASDAQ, to the extent that the Debentures are traded, prices of such Debentures may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. In addition, quotations for securities that are not widely traded, such as the Debentures, may differ from actual trading prices and should be viewed as approximations. The Company believes that the trading market for the Debentures that remain outstanding after the Tender Offer will be more limited. The last reported sale price of the Debentures on NASDAQ on June 29, 1998 was $855 per $1,000 principal amount. See "Certain Considerations--Market and Trading Information."

                                                                 PRICE
                                                         -----------------------
                                                            LOW         HIGH
                                                         ----------  -----------
                                                         (AS A % OF PRINCIPAL)
   FISCAL 1997:
     First Quarter (ending September 28)................      71.50%      75.88%
     Second Quarter (ending December 28)................      75.63%      78.50%
     Third Quarter (ending March 29)....................      76.88%      77.50%
     Fourth Quarter (ending June 28)....................      75.88%      84.38%
   FISCAL 1998:
     First Quarter (ending September 27)................      84.13%      88.13%
     Second Quarter (ending December 27)................      86.38%      88.13%
     Third Quarter (ending March 28)....................      84.25%      88.50%
     Fourth Quarter (ending June 27)....................      84.00%      85.75%
   FISCAL 1999:
     First Quarter (through June 29)....................      84.00%      85.50%

   SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND
                           BALANCE SHEET INFORMATION

  The consolidated historical statement of operations and balance sheet information for the fiscal years ended June 29, 1996 and June 28, 1997 is derived from the audited consolidated financial statements of the Company for such periods or at such dates. Such data at or for the nine months ended March 29, 1997 and March 28, 1998 is derived from unaudited consolidated financial statements. In management's opinion, the Company's unaudited consolidated financial statements at or for the nine months ended March 29, 1997 and March 28, 1998 include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations and financial position for the respective periods. The results of operations for the nine months ended March 29, 1997 and March 28, 1998 are not necessarily indicative of the results that may be expected for the entire year or any other interim period.

  The unaudited pro forma consolidated balance sheet information at June 28, 1997 and March 28, 1998 is presented on (i) an actual basis, (ii) as if the Company had completed the Merger, (iii) as if the Company had completed the Transactions in which the Minimum Tender Amount of Debentures were repurchased, and (iv) as if the Company had completed the Transactions in which the Maximum Tender Amount of Debentures were repurchased, as if such transactions had occurred on June 28, 1997 and March 28, 1998, respectively.

  The unaudited pro forma consolidated statement of operations information for the fiscal year ended June 28, 1997 and nine months ended March 28, 1998 are presented (i) on an actual basis, (ii) as if the Company had completed the Merger, (iii) as if the Company had completed the Transactions in which the Minimum Tender Amount of Debentures were repurchased, and (iv) as if the Company had completed the Transactions in which the Maximum Tender Amount of Debentures were repurchased, as if such transactions had occurred, in each case, on June 30, 1996.

  It is expected that the Merger and the transactions contemplated by the Merger Agreement will be accounted for as a recapitalization under generally accepted accounting principles for financial reporting purposes. Under recapitalization accounting, the historical values of assets and liabilities continue to be reported by the Company and stockholders' equity is reduced by the amount of the merger consideration paid to the stockholders of the Company. New equity and debt issued by the Company are recorded based on the respective proceeds to the Company, net of issuance costs.

  The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. In the opinion of management, all adjustments necessary to fairly present the pro forma information have been made. The unaudited pro forma consolidated financial statement information is provided for informational purposes only and does not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of the Company's future results if the aforementioned transactions are completed. The Company cannot predict whether the consummation of the Merger or the Tender Offer will conform to the assumptions used in preparation of the unaudited pro forma consolidated statement of operations and balance sheet information.

   SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND
                           BALANCE SHEET INFORMATION
               (IN THOUSANDS, EXCEPT PER SHARE AND RATIO AMOUNTS)

                                                    JUNE 28, 1997
                                         --------------------------------------
                                                           PRO FORMA
                                                   ----------------------------
                                                             MINIMUM   MAXIMUM
                               JUNE 29,              THE      TENDER    TENDER
                                 1996     ACTUAL    MERGER    AMOUNT    AMOUNT
                               --------  --------  --------  --------  --------
STATEMENT OF OPERATIONS (FOR
 THE YEAR ENDED):
Net sales....................  $262,340  $259,534  $259,534  $259,534  $259,534
Net loss(A)..................   (12,375)  (18,188)  (21,499)  (25,678)  (26,065)
BALANCE SHEET:
Working capital(B)...........  $149,474  $130,677  $105,974  $104,832  $103,935
Total assets(B)..............   298,635   268,754   243,549   248,454   248,037
Total assets less
 goodwill(B).................   227,390   212,283   187,078   191,983   191,566
Total indebtedness(C)........   125,571   109,022   173,495   195,266   192,387
Stockholders' equity(D)......   136,041   118,965    30,592    12,583    14,148
PER SHARE (FOR THE YEAR
 ENDED):(E)
Net loss per share--basic....  $  (0.90) $  (1.33) $ (21.29) $ (25.42) $ (25.81)
Net loss per share--diluted..     (0.90)    (1.33)   (21.29)   (25.42)   (25.81)
OTHER FINANCIAL DATA:
Ratio of earnings to fixed
 charges(F)..................       --        --        --        --        --
Fixed charges in excess of
 earnings before fixed
 charges.....................  $ 20,625  $ 21,151  $ 26,669  $ 33,634  $ 34,280
Book value per common share..  $   9.93  $   8.65  $  30.29  $  12.46  $  14.01
                                                   MARCH 28, 1998
                                         --------------------------------------
                                                           PRO FORMA
                                                   ----------------------------
                                                             MINIMUM   MAXIMUM
                                MARCH                THE      TENDER    TENDER
                               27, 1997   ACTUAL    MERGER    AMOUNT    AMOUNT
                               --------  --------  --------  --------  --------
STATEMENT OF OPERATIONS (FOR
 THE NINE MONTHS ENDED):
Net sales....................  $189,267  $138,554  $138,554  $138,554  $138,554
Net income (loss)(A).........   (22,414)    4,119     1,095    (2,040)   (2,330)
BALANCE SHEET:
Working capital(B)...........  $170,311  $122,528  $102,168  $101,350  $100,708
Total assets(B)..............   309,776   247,330   225,947   230,970   230,646
Total assets less
 goodwill(B).................   252,814   192,570   171,187   176,210   175,886
Total indebtedness(C)........   153,189    89,481   158,842   180,985   178,398
Stockholders' equity(D)......   114,264   123,593    34,753    16,816    18,436
PER SHARE (FOR THE NINE
 MONTHS ENDED):(E)
Net income (loss) per share--
 basic.......................  $  (1.63) $   0.30  $   1.08  $  (2.02) $  (2.31)
Net income (loss) per share--
 diluted.....................     (1.63)     0.29      1.08     (2.02)    (2.31)
OTHER FINANCIAL DATA:
Ratio of earnings to fixed
 charges(F)..................       --      2.45x     1.18x       --        --
Fixed charges in excess of
 earnings before fixed
 charges.....................  $ 26,063       --        --   $  3,621  $  4,105
Book value per share.........  $   8.31  $   8.90  $  34.41  $  16.65  $  18.25

            NOTES TO SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED
             STATEMENT OF OPERATIONS AND BALANCE SHEET INFORMATION

(A) Pro forma net income (loss) for the three alternatives presented reflect adjustments primarily resulting from additional interest expense incurred on incremental debt financing that the Company expects to incur in the Transactions.

(B) Pro forma working capital, total assets and total assets less goodwill for the three alternatives presented primarily reflect adjustments resulting from the use of available cash in the Transactions.

(C) Pro forma total indebtedness reflects adjustments to record incremental debt financing expected to be incurred in the offering of the Notes, including amounts expected to be paid in the Tender Offer under the Pro Forma Minimum Tender Amount and Pro Forma Maximum Tender Amount alternatives.

(D) Pro forma stockholders' equity for the three alternatives presented reflects the repurchase of Common Stock, stock options and other stock-based incentive compensation pursuant to the Merger Agreement, an equity contribution by the Investors and tax-effected one-time costs and benefits, including transaction costs, the gain on the repurchased Debentures under the Tender Offer and the write-off of debt issue costs on the Company's existing indebtedness. The equity contribution by the Investors under the Pro Forma Merger, Pro Forma Minimum Tender Amount and Pro Forma Maximum Tender Amount alternatives was $65.0 million, $45.0 million and $45.0 million, respectively.

(E) Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average common shares outstanding for the period. Diluted earnings per share reflects the weighted-average common shares outstanding plus the potential effect of securities or contracts which are convertible to common shares such as options, warrants, and convertible debt and preferred stock. After the Merger, the Company does not expect to have any dilutive instruments outstanding.

(F) The ratio of earnings to fixed charges is computed by dividing pre-tax net income (loss after adding back fixed charges (interest expense and facility charges), by fixed charges. The Company was unable to fully cover the indicated fixed charges by earnings for certain periods presented and instead has disclosed the amount by which fixed charges exceed earnings before fixed charges where applicable.

                  BACKGROUND AND PURPOSE OF THE TENDER OFFER

BACKGROUND

  In February 1998, HB Acquisition and the Company entered into the Merger Agreement, which provides for the Merger. Consummation of the Merger is subject to obtaining the requisite vote of the Company's stockholders and satisfaction of the conditions set forth in the Merger Agreement. The stockholders meeting at which the vote on the Merger will be held is scheduled for August 11, 1998. Pursuant to the terms of the Merger Agreement, as of the Effective Time, each share of Common Stock (other than (i) shares of Common Stock held by HB Acquisition or shares of Common Stock held directly or indirectly by the Company, which shares will be canceled and (ii) shares of Common Stock held by persons perfecting appraisal rights) will be converted into the right to receive $10.25 in cash. After the Merger, the Common Stock will no longer be listed on the NASDAQ and will be deregistered under the Exchange Act. In addition, in connection with the Merger, it is anticipated that immediately prior to the Effective Time, CB Capital Investors, L.P. will exchange shares of Common Stock worth approximately $5.0 million (valued at the $10.25 per share merger consideration) with HB Acquisition, and receive, in consideration thereof, equity of HB Acquisition. In connection with the Merger and prior to the Effective Time, it is anticipated that Harvard Private Capital and Brentwood will invest an aggregate of up to $65.0 million in common and preferred equity of the Company, and thereby collectively will own a majority of the voting equity of the Company and have the ability to elect a majority of the directors and exert significant influence on the Company. In addition, in connection with the Merger, certain members of the Company's existing management team have entered into agreements relating to their employment with the Company after the Merger and certain of those members of management have entered into agreements relating to their equity holdings in the Company. In connection with the Merger, certain members of the Company's existing management team may be provided with an opportunity to invest in equity of the Company. Pursuant to the Merger Agreement, the directors of HB Acquisition will become directors of the Company and the bylaws of HB Acquisition will become the bylaws of the Company.

  The Company expects, although it has not made definitive plans or arrangements, that there will be private placements of the Notes by the Company and the Subsidiary concurrently with the consummation of the Merger. The Company intends to use a portion of the proceeds from the offering of the Notes to purchase Debentures tendered pursuant to the Tender Offer. The Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. All of the Notes and borrowings under the New Credit Facility will rank senior or effectively be senior in right of payment to the Debentures. The Company is not seeking the tender of all outstanding Debentures to avoid the Debentures being delisted from NASDAQ.

  The Company is neither obligated to tender for or otherwise repurchase the Debentures pursuant to the terms of the Indenture. After consummation of the Merger, the Debentures will no longer be convertible into shares of Common Stock, but will be convertible into cash in an amount equal to $189.60 per $1,000 principal amount of Debentures.

PURPOSE

  The purpose of the Tender Offer is to enable the Company to reduce the amount of debt that becomes due on November 15, 2000 from approximately $86.3 million to approximately $23.8 million and to provide greater flexibility in managing its operations and financing its business after the recapitalization of the Company in connection with the Merger. The Company intends to retire any and all Debentures purchased pursuant to the Tender Offer.

                               THE TENDER OFFER

PRINCIPAL TERMS OF THE TENDER OFFER

  Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal, the Company is offering to purchase up to $62.5 million aggregate principal amount of the Debentures for a cash purchase price of $890 per $1,000 principal amount plus accrued and unpaid interest from May 15, 1998 up to, but not including, the date of payment.

CONDITIONS OF THE TENDER OFFER

  Notwithstanding any other provision of the Tender Offer, the Company shall not be required to accept for purchase, or to pay for, the Debentures tendered pursuant to the Tender Offer, and may terminate, extend or amend the Tender Offer or delay or refrain (subject to Rule 14e-1(c) under the Exchange Act) acceptance for purchase or payment of Debentures so tendered, if, as of the Expiration Date, (i) the Merger has not been consummated, (ii) the note offering by the Subsidiary has not been completed, (iii) the Subsidiary has not entered into the New Credit Facility or the amount of the New Credit Facility, together with other funds available to the Company, are insufficient to fund amounts payable in connection with the Merger, (iv) Debentures in an amount less than the Minimum Tender Amount have been tendered or (v) any of the General Conditions have not been satisfied. Consummation of the Merger is conditioned upon: (i) obtaining requisite shareholder approval from the Company's shareholders, (ii) inclusion in the proxy statement relating to the Merger of a statement to the effect that it is expected that the Merger and the related transactions will be treated as a recapitalization for accounting purposes, (iii) receipt of sufficient funds to enable HB Acquisition to consummate the Merger and the related transactions and to meet the working capital requirements of the Company, (iv) the absence of any occurrence or event (whether existing or threatened) that, individually or in the aggregate with other such occurrences or events, could reasonably be expected to become or result in a Material Adverse Effect (as defined in the Merger Agreement) on the Company and its subsidiaries, and (v) certain other conditions set forth in the Merger Agreement. The sale of the Notes is expected to be conditioned upon: (i) the internal reorganization of certain wholly-owned subsidiaries of the Company, (ii) consummation of the Merger, and (iii) other customary conditions.

  The General Conditions shall be deemed to have been satisfied unless any of the following conditions shall occur on or prior to the acceptance for payment of the Debentures tendered pursuant to the Tender Offer (each of (1) through (7), a "General Condition" and collectively, the "General Conditions"):

    (1) there shall have been threatened, instituted or pending any action or proceeding by or before any court or governmental regulatory or administrative authority or tribunal, domestic or foreign, which challenges the making of the Tender Offer, the acquisition of Debentures pursuant to the Tender Offer or otherwise relates in any manner to the Tender Offer;

    (2) a statute, rule, regulation, judgment, order, stay, decree or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable by any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which, in the sole judgment of the Company, would or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Tender Offer;

    (3) there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company that would or might prohibit, prevent, restrict or delay consummation of the Tender Offer or that will, or is reasonably likely to, materially impair the contemplated benefits of the Tender Offer, to the Company or otherwise results in the Tender Offer not being or reasonably likely not being in the best interests of the Company;

    (4) (i) any general suspension or limitation of trading in, or limitation on prices for, securities in the financial markets of the United States;
  (ii) any suspension of trading of any securities of the Company on any United States securities exchange or interdealer quotation system; (iii) the declaration of a banking moratorium, or any suspension of payments in respect of banks, by Federal, California or New York authorities; or
  (iv) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by the United States or any other substantial state, national, or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable in the Company's view for the Company to proceed with the Tender Offer;

    (5) any change in the general political, market, economic or financial conditions in the United States or abroad that in the Company's opinion has or may have a material adverse effect with respect to the Company's business, operations or prospects or the trading in the securities of the Company, or any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial companies by an amount in excess of 10%, as measured from the close of business on June 29, 1998;

    (6) the Company shall not have obtained all consents, approvals, waivers or amendments from third parties necessary to permit the consummation of the Tender Offer; or

    (7) any change shall have occurred (or any development shall have occurred involving any prospective change) in the business, assets, liabilities, condition (financial or otherwise), operations, results of operations, or prospects of the Company that, in the sole judgment of the Company, has or may have a material adverse effect on the Company or that would or might prohibit, prevent, restrict or delay consummation of the Tender Offer or the Subsidiary's ability to sell the Subsidiary Notes and enter into the New Credit Facility.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company, in its sole discretion, regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in the Company's sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS

  The Tender Offer will expire on the Expiration Date. The Company expressly reserves the right to extend the Tender Offer on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the Depositary and by making a public disclosure prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the Tender Offer, all Debentures previously tendered and not accepted for purchase will remain subject to the Tender Offer and may, subject to the terms and conditions of the Tender Offer, be accepted for purchase by the Company.

  The Company expressly reserves the absolute right, in its sole discretion, to (i) waive any condition to the Tender Offer, (ii) amend any terms of the Tender Offer and (iii) modify the Tender Offer. Any waiver or amendment applicable to the Tender Offer will apply to all Debentures tendered regardless of when or in what order such Debentures were tendered. If the Company makes a material change in the terms of the Tender Offer or in the information concerning the Tender Offer or if it waives a material condition of the Tender Offer, the Company will disseminate additional Tender Offer materials and will extend the Tender Offer, in each case, to the extent required by law. See "--Withdrawal of Tenders; Absence of Appraisal Rights." If the Company amends the terms of the Tender Offer, such amendment will apply to all Debentures tendered pursuant thereto regardless of when or in what order such Debentures were tendered.

  The Company expressly reserves the right, in its sole discretion, to terminate the Tender Offer if any of the conditions applicable thereto set forth under "--Conditions to the Tender Offer" shall exist and shall not have been waived by the Company. Any such termination will be followed promptly by public announcement thereof. In the event the Company shall terminate the Tender Offer, it shall give immediate notice thereof to the Depositary, and all Debentures theretofore tendered pursuant to the Tender Offer shall be returned promptly to the tendering Holders thereof. See "--Withdrawal of Tenders; Absence of Appraisal Rights" and "--Conditions of the Tender Offer."

  Any extension, waiver of a condition, delay, termination or amendment of the Tender Offer will be followed as promptly as practicable by a press release or other public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner by which the Company may choose to make such announcement, the Company will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement.

ACCEPTANCE OF DEBENTURES FOR PURCHASE; PAYMENT FOR DEBENTURES; MAXIMUM TENDER AMOUNT AND PRO RATA ACCEPTANCE

  Upon the terms and subject to the conditions of the Tender Offer, promptly after the Expiration Date, the Company will, subject to the satisfaction or waiver of all relevant conditions, accept for purchase, and pay for, Debentures validly tendered and not withdrawn under the Tender Offer on or prior to the Expiration Date; provided, however, that if more than the Maximum Tender Amount of Debentures has been tendered, the Company will purchase the Maximum Tender Amount on a Pro Rata Acceptance basis.

  The Company expressly reserves the right, in its sole discretion, to delay acceptance for purchase of Debentures tendered under the Tender Offer or the payment for Debentures accepted for purchase (subject to Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Debentures deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Tender Offer), or to terminate the Tender Offer and not accept for purchase any Debentures not theretofore accepted for purchase, if any of the conditions set forth under "--Conditions of the Tender Offer" shall not have been satisfied or waived by the Company or in order to comply in whole or in part with any applicable law. In all cases, payment for Debentures purchased pursuant to the Tender Offer will be made only after timely receipt by the Depositary of (i) such Debentures, or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Debentures into the Depositary's account at DTC pursuant to the procedures set forth below in "Procedures for Tendering Debentures," (ii) a properly completed and duly executed Letter of Transmittal (or an Agent's Message in lieu thereof) and (iii) all necessary signature guarantees and any other documents required by the Letter of Transmittal. See "--Procedures for Tendering Debentures" for a description of the procedures for tendering Debentures pursuant to the Tender Offer.

  For purposes of the Tender Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Debentures when and if it gives oral, to be followed by written, notice to the Depositary of its acceptance of such Debentures for payment pursuant to the Tender Offer. Payment for Debentures purchased pursuant to the Tender Offer will be made by the Company on the Payment Date by depositing the Tender Offer Consideration therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving Tender Offer Consideration from the Company and transmitting Tender Offer Consideration to the tendering Holders.

  Tenders with respect to the Debentures pursuant to the Tender Offer will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

  If, for any reason whatsoever, acceptance for purchase of or payment for validly tendered Debentures pursuant to the Tender Offer is delayed or the Company is unable to accept for purchase or to pay for validly tendered Debentures pursuant to the Tender Offer, then the Depositary may, nevertheless, on behalf of the Company, retain tendered Debentures, without prejudice to the rights of the Company described under "--Expiration Date; Extension; Termination; Amendments," "--Conditions of the Tender Offer" and "--Withdrawal of Tenders; Absence of Appraisal Rights," but subject further to Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Debentures deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Tender Offer.

  The Company does not expect to increase the consideration offered in the Tender Offer, but if the consideration offered in the Tender Offer is increased, all tendering Holders whose Debentures are accepted for payment pursuant to the Tender Offer will be given the increased consideration regardless of when or in what order such Debentures were tendered.

  Under no circumstances will any interest be payable because of any delay in the transmission of funds to the Holders of purchased Debentures. If any tendered Debentures are not accepted for payment for any reason pursuant to the terms and conditions of the Tender Offer or if certificates are submitted evidencing more Debentures than are tendered, certificates evidencing unpurchased Debentures will be returned, without expense, to the tendering Holder (or, in the case of Debentures tendered by book-entry transfer into the Depositary's account at DTC, the account maintained at DTC designated by the participant therein who so delivered such Debentures), unless otherwise requested by such Holder under "Special Delivery Instructions" in the Letter of Transmittal, promptly following the Expiration Date or the termination of the Tender Offer.

  Tendering Holders whose Debentures are purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees or to pay transfer taxes with respect to the purchase of their Debentures unless the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the respective Letter of Transmittal has been completed, as described in the instructions thereto. The Company will pay all other charges and expenses in connection with the Tender Offer. See "--Depositary" and "-- Miscellaneous."

PROCEDURES FOR TENDERING DEBENTURES

  Proper Tender of Debentures. For Debentures to be properly tendered pursuant to the Tender Offer, (i) such Debentures, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), and any other documents required by the Letter of Transmittal, must be received on or prior to the Expiration Date by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase, or (ii) such Debentures must be tendered pursuant to the procedure for book-entry transfer described below under the caption "Book-Entry Delivery" and a Book-Entry Confirmation, including an Agent's Message, must be received by the Depositary, in each case on or prior to the Expiration Date, or (iii) the tendering Holder must comply with the guaranteed delivery procedures described below under the caption "Guaranteed Delivery." Holders whose Debentures are registered in the name of a nominee are urged to contact such nominee promptly if they wish to accept the Tender Offer. LETTERS OF TRANSMITTAL SHOULD BE SENT ONLY TO THE DEPOSITARY, NOT THE COMPANY, THE TRUSTEE, THE INFORMATION AGENT OR THE DEALER MANAGER.

  Except as provided below under the captions "Book-Entry Delivery" and "Guaranteed Delivery," unless the Debentures being tendered are deposited with the Depositary on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal), the Company may, at its option, reject such tender. If less than the entire principal amount of any Debentures evidenced by a submitted certificate(s) is to be tendered, the tendering Holder should fill in the principal amount tendered in the appropriate box on the Letter of Transmittal. The entire principal amount represented by all Debentures deposited with the Depositary will be deemed to have been tendered unless otherwise indicated.

  In all cases, notwithstanding any provision hereof, the payment for Debentures tendered and accepted for payment pursuant to the Tender Offer will be made only after the timely receipt by the Depositary of (i) certificates for such Debentures or a timely Book-Entry Confirmation, (ii) the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed, or an Agent's Message, and (iii) any required signature guarantees or other documents required by such Letter of Transmittal.

  Method of Delivery. ALL LETTERS OF TRANSMITTAL, NOTICES OF GUARANTEED DELIVERY AND DEBENTURES SHOULD BE DELIVERED ONLY BY COURIER, HAND DELIVERY OR TRANSMITTED BY MAIL. DELIVERIES SHOULD BE MADE ONLY TO THE DEPOSITARY, NOT TO THE COMPANY, THE TRUSTEE, THE INFORMATION AGENT OR THE DEALER MANAGER. THE METHOD OF DELIVERY OF CERTIFICATES FOR DEBENTURES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED TO BE MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES OF DEBENTURES ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Signature Guarantees. No signature guarantees are required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered holder of the Debentures tendered herewith and payment is to be made directly to such registered holder, or if Debentures are tendered for the account of an institution that is a member of a Signature Guarantee Program recognized by the Depositary (i.e, the Securities Transfer Agent Medallion Program (STAMP), the Stock Exchanges Medallion Program (SEMP) and the New York Stock Exchange

Medallion Program (MSP)) (each such entity being hereinafter referred to an as "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. (See Instruction 3 of the Letter of Transmittal). If a Debenture is registered in the name of a person other than the person signing a Letter of Transmittal, or if payment is to be made or Debentures not purchased or tendered are to be issued, to a person other than the registered holder, then such Debentures must be endorsed or accompanied by a written instrument or instruments of transfer in a form satisfactory to the Company, in either case, executed by the registered holder with the signature guarantees by an Eligible Institution.

  Book-Entry Delivery. The Depositary will establish an account or accounts with respect to the Debentures at DTC for purposes of the Tender Offer within two business days after the date of the commencement of the Tender Offer, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Debentures by causing DTC to transfer such Debentures into the Depositary's account at DTC in accordance with DTC's procedure for such transfer. Although delivery of Debentures may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message, a confirmation of such tender and any other documents required by the Letter of Transmittal must, in any case, be transmitted to and received by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the Holder must comply with the guaranteed delivery procedures described below.

  The term "Agent's Message" means a message transmitted by DTC and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant in DTC tendering the Debentures, that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal (or, in the case of an Agent's Message relating to a guaranteed delivery, that such participant has received and agrees to be bound by the Applicable Notice of Guaranteed Delivery) and the Company may enforce such agreement against such participant.

  Guaranteed Delivery. If a Holder desires to tender Debentures pursuant to the Tender Offer and such Holder's certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or such Holder cannot complete the procedures for book-entry transfer on a timely basis, such Debentures may nevertheless be tendered provided that all of the following conditions are satisfied:

    (a) The tender is made by or through an Eligible Institution;

    (b) On or prior to the Expiration Date, the Depositary receives from such Eligible Institution at one of the addresses for the Depositary set forth on the back cover of this Offer to Purchase, a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery or facsimile). Such Notice of Guaranteed Delivery shall (i) be substantially in the form made available by the Company, (ii) set forth the name and address of the Holder, (iii) describe the Debentures and the principal amount of the Debentures tendered, (iv) state that the tender is being made thereby and (v) guarantee that, within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery, a duly executed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent's Message together with the certificates representing such Debentures (or appropriate Book-Entry Confirmation) and any other documents required by the Letter of Transmittal and the instructions thereto will be deposited by the Eligible Institution with the Depositary; and

    (c) The certificates for the tendered Debentures in proper form for transfer (or confirmation of book-entry transfer into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), or confirmation of a book-entry transfer of such Debentures into the Depositary's account with DTC as described above, including an Agent's Message in connection therewith, and all other documents required by the Letter of Transmittal and the instructions thereto, are received by the Depositary within three New York Stock Exchange trading days after the execution of such Notice of Guaranteed Delivery.

  In all cases, payment for Debentures tendered and accepted for payment pursuant to the Tender Offer will be made only after timely receipt by the Depositary of certificates for such Debentures or confirmation of book-entry transfer into the Depositary's account at DTC a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or Agent's Message and any other documents required by the Letter of Transmittal.

  Tender Constitutes an Agreement. The proper tender of Debentures pursuant to any of the procedures described above will constitute a binding agreement between the tendering Holders and the Company upon the terms and subject to the conditions of the Tender Offer, and a representation that (i) such Holder owns the Debentures being tendered and is entitled to tender such Debentures as contemplated by the Tender Offer, all within the meaning of Rule 14e-1 under the Exchange Act and (ii) the tender of such Debentures complies with Rule 14e-4 under the Exchange Act.

  Further, by executing a Letter of Transmittal as set forth above or permitting an Agent's Message to be delivered, and subject to and effective upon acceptance for payment of and payment for the Debentures tendered therewith, a tendering Holder irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Debentures tendered thereby, waives any and all other rights with respect to the Debentures (including without limitation any existing or past defaults and their consequences in respect of the Debentures and the Indenture under which the Debentures were issued) and releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the Debentures, including without limitation any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Debentures or to participate in any redemption or defeasance of the Debentures. Each such Holder also appoints the Depositary the true and lawful agent and attorney-in-fact of such Holder with respect to such Debentures, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver such Debentures or transfer ownership of such Debentures on the account books maintained by DTC, together, in each case, with all accompanying evidences of transfer and authenticity, to or upon the order of the Company, (ii) present such Debentures for transfer on the books of the Company, and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the Depositary will have no rights to or control over funds from the Company, except as agent for the Company, for the purchase price of any Debentures tendered pursuant to the Tender Offer that are purchased by the Company), all in accordance with the terms of the Tender Offer.

  Determination of Validity; Rejection of Debentures; No Obligation to Give Notice of Defects. All questions as to the principal amount of Debentures to be accepted, the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of Debentures pursuant to the procedures described herein and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tendered Debentures determined by it not to be in proper form or the acceptance of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Tender Offer and any defect or irregularity in the tender of any particular Debentures. The Company's interpretation of the terms and conditions of the Tender Offer (including without limitation the instructions in the Letter of Transmittal) shall be final and binding. No alternative, conditional or contingent tenders or deliveries will be accepted. Unless waived, any irregularities in connection with tenders of Debentures must be cured within such time as the Company shall determine. None of the Company, the Trustee, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in such tenders of Debentures or will incur any liabilities for failure to give such notification. Tenders of Debentures will not be deemed to have been made until such irregularities have been cured or waived. Any Debentures received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering Holders (in the case of Debentures tendered by book-entry transfer into the Depositary's account at DTC, by crediting the account maintained at DTC from which such Debentures were delivered), unless such Holders have otherwise provided in the Letter of Transmittal, as promptly as practicable following the Expiration Date.

  Lost or Missing Certificates. If a Holder desires to tender a Debenture pursuant to the Tender Offer, but the Debenture has been mutilated, lost, stolen or destroyed, such Holder should write to or telephone the Trustee at the address listed below, about procedures for obtaining replacement certificates for such Debentures, arranging for indemnification or any other matter that requires handling by such Trustee:

                         Harris Trust and Savings Bank
                             311 W. Monroe Street
                            Chicago, Illinois 60606
                                (312) 461-2575

BACKUP FEDERAL INCOME TAX WITHHOLDING

  For a discussion of federal income tax consequences relating to backup withholding, see "Certain Federal Income Tax Consequences--Backup
Withholding."

WITHDRAWAL OF TENDERS; ABSENCE OF APPRAISAL RIGHTS

  Tenders of Debentures may be withdrawn at any time on or prior to the Expiration Date by delivery of written notice or revocation in accordance with the following procedures. Holders who wish to exercise their right of withdrawal with respect to the Tender Offer must give written notice of withdrawal delivered by mail or hand delivery which notice must be received by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. In order to be effective, a notice of withdrawal must specify the name of the person who deposited the Debentures to be withdrawn (the "Depositor"), the name in which the Debentures are registered if different from that of the Depositor, and the principal amount of the Debentures to be withdrawn. If certificates have been delivered or otherwise identified (through confirmation of book-entry transfer of such Debentures) to the Depositary, the name of the registered holder and the certificate number or numbers relating to such Debentures withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of certificates for the withdrawn Debentures (or, in the case of Debentures transferred by book-entry transfer, the name and number of the account at DTC to be credited with withdrawn Debentures). The notice of withdrawal must be signed by the Holder or accompanied by an Agent's Message in the same manner as the Letter of Transmittal (including, in any case, any required signature guarantee) or an Agent's Message, or be accompanied by documents of transfer satisfactory to the Company and the Trustee to register the transfer of such Debentures into the name of the Holder withdrawing the tender.

  Withdrawals of tenders of Debentures may not be rescinded, and any Debentures withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. However, properly withdrawn Debentures may be retendered by following one of the procedures described in "--Procedures for Tendering Debentures" at any time on or prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, the Dealer Manager, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liabilities for failure to give any such notification. There are no appraisal or similar statutory rights available to the Holders in connection with the Tender Offer.

DEALER MANAGER

  DLJ is acting as the Dealer Manager for the Company in connection with the Tender Offer. Any questions or requests for assistance may be directed to the Dealer Manager at the address or telephone number set forth on the back cover of this Offer to Purchase.

DEPOSITARY

  The Depositary for the Tender Offer is Harris Trust and Savings Bank. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Tender Offer should be directed to one of the addresses or telephone numbers set forth on the back cover of this Offer to Purchase.

INFORMATION AGENT

  Georgeson & Company, Inc. is acting as the Information Agent for the Company in connection with the Tender Offer. Requests for copies of the Tender Offer materials should be directed to the Information Agent at the address or telephone number set forth on the back cover of this Offer to Purchase.

MISCELLANEOUS

  Directors, officers and regular employees of the Company (who will not be specifically compensated for such services), and the Dealer Manager may contact Holders by mail, telephone, telex, telegram messages, mailgram messages, datagram messages and personal interviews regarding the Tender Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Debentures.

  The Company is not aware of any jurisdiction where the making of the Tender Offer is not in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of the Tender Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Tender Offer. If, after such good faith effort, the Company cannot comply with any such applicable laws, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders residing in such jurisdiction.

                               FEES AND EXPENSES

  The Company will pay DLJ reasonable and customary compensation for its services as the Dealer Manager, plus reimbursement for out-of-pocket expenses. The Company has agreed to indemnify DLJ against certain liabilities in connection with its services as the Dealer Manager, including liabilities under the federal securities laws. DLJ has provided investment banking services to the Company and expects to provide investment banking services to the Company in the future. DLJ has been and expects to be paid usual and customary fees for such services.

  The Company will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Tender Offer, plus reimbursement for out-of-pocket expenses. The Company has agreed to indemnify the Depositary and the Information Agent against certain liabilities in connection with their services, including liabilities under the federal securities laws.

  Brokers, dealers (including the Dealer Manager), commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Debentures pursuant to the Tender Offer.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following summary is a general description of certain United States federal income tax consequences applicable under current law to the sale of Debentures pursuant to this Offer to Purchase. This summary describes the tax consequences to a Holder of Debentures that is a "U.S. Holder" (which, for the purpose of this discussion, means a beneficial owner ("Owner") of a Debenture that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) an estate or trust described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code")). This discussion does not deal with special classes of Owners, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt organizations, persons subject to the alternative minimum tax, Owners that are not U.S. Holders, Owners holding Debentures as part of a hedge, straddle or in connection with a synthetic security transaction. In addition, this discussion does not describe any tax consequences arising out of the laws of any state, local or foreign jurisdiction. This discussion assumes that the Debentures are held as "capital assets" within the meaning of Code Section 1221. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF TENDERING THE DEBENTURES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

SALES OF DEBENTURES PURSUANT TO THE TENDER OFFER

  Subject to the market discount and bond premium rules discussed below, a Holder who receives cash for Debentures pursuant to the Tender Offer will recognize capital gain or loss equal to the difference between the amount of cash received (excluding any amount attributable to accrued interest) and the Holder's adjusted tax basis in the Debentures sold. Generally, a Holder's adjusted tax basis in a Debenture will be the cost of the Debenture to such Holder. If applicable, a Holder's adjusted tax basis in a Debenture will be increased by any market discount previously included in income by such Holder pursuant to an election to include market discount in gross income as it accrues, and generally will be reduced by the accrual of amortizable bond premium which the Holder has previously elected to offset against interest payments on the Debenture. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain noncorporate taxpayers. Noncorporate taxpayers are generally subject to a maximum rate of 28% on capital gain realized on the disposition of an asset held for more than one year but not more than 18 months and a maximum rate of 20% on capital gain realized on the disposition of an asset held for more than 18 months. If the Internal Revenue Service Restructuring and Reform Act of 1998 which is currently pending before the United States Congress is enacted, the minimum holding period to qualify for the 20% rate on net capital gains would be reduced from 18 months to 12 months. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses. To the extent that the amount paid for the Debentures represents accrued interest, it will constitute ordinary income to the Holder unless previously included in income.

  A Holder who acquired a Debenture after its original issuance at a market discount (subject to a statutorily-defined de minimis exception) will generally be required to treat any gain on a sale thereof pursuant to the Tender Offer as ordinary income rather than capital gain to the extent of accrued market discount, unless an election was made to include market discount in income as it accrued. Market discount generally equals the excess of the stated redemption price at maturity of a debt instrument over a holder's initial tax basis in the debt instrument.

  If a Debenture purchased at a premium after the Debenture's original issuance is sold pursuant to the Tender Offer, a Holder who has elected to deduct bond premium may be able to claim as an ordinary deduction in the taxable year of disposition an amount equal to any remaining unamortized bond premium.

BACKUP WITHHOLDING

  A Holder whose Debentures are tendered and accepted for payment may be subject to backup withholding at the rate of 31% with respect to the gross proceeds from the sale of such Debentures unless such Holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) accurately completes the Substitute Form W-9 included in the Letter of Transmittal. Holders that do not provide their correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Any amount withheld under these rules will be creditable against the Holder's federal income tax liability and any excess or overpayment of federal income taxes pursuant to the imposition of backup withholding should be returned to the affected Holder, provided certain required information is reported to the IRS. See "Important Tax Information" in the Letter of Transmittal.

INFORMATION REPORTING

  The Company will provide information statements to tendering Holders and to the IRS reporting the cash payments, as required by law.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES DOES NOT CONSIDER THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY HOLDER'S SITUATION OR STATUS. THIS SUMMARY IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, PROPOSED REGULATIONS, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, certificates for Debentures and any other required documents should be sent by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:
                                The Depositary:

                         Harris Trust and Savings Bank

  Mail Delivery To:

      By Registered or Certified Mail:                       By Hand Delivery:
    c/o Harris Trust Company of New York            c/o Harris Trust Company of New York
             Wall Street Station                         88 Pine Street, 19th Floor
            Post Office Box 1023                          New York, New York 10005
        New York, New York 10268-1023                 Att'n: Reorganization Department

           By Overnight Delivery:                              By Facsimile:
    c/o Harris Trust Company of New York              (For Eligible Institutions Only)
         88 Pine Street, 19th Floor                            (212) 701-7636
          New York, New York 10005                         Confirm by Telephone:
      Att'n: Reorganization Department                         (212) 701-7624

  Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal and Notice of Guaranteed Delivery should be directed to the Information Agent at the address and telephone number set forth below.

                            The Information Agent:

                      [LOGO OF GEORGESON & COMPANY INC.]
                               Wall Street Plaza
                           New York, New York 10005
                 Banks and Brokers call collect (212) 440-9800
                        Call Toll Free: 1-800-223-2064

  Any questions or requests for assistance may be directed to the Dealer Manager at the address and telephone number set forth below. You may also contact your broker dealer, commercial bank or trust company or any other nominee for assistance concerning the Tender Offer.

                              The Dealer Manager:

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION
                           2121 Avenue of the Stars
                                  Suite 3000
                         Los Angeles, California 90067
                         (310) 282-6158 (call collect)
                         (310) 282-5516 (call collect)